                                                                    EXHIBIT (99)

                                                               [CNA SURETY LOGO]


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331

                CNA SURETY ANNOUNCES THIRD QUARTER 2001 EARNINGS

CHICAGO, OCTOBER 29, 2001 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the third quarter of $12.0 million, or 28 cents per share, compared to $13.3 million, or 31 cents per share, for the comparable quarter in 2000. Operating earnings for the third quarter, after income taxes, were $11.8 million, or 27 cents per share, compared to $13.4 million, or 31 cents per share, for the same period in 2000. Third quarter operating earnings and net income reflect reduced underwriting and investment income which was partially offset by the favorable impact of decreased interest expense. Underwriting income declined $2.4 million, or 16 percent, primarily due to higher incurred losses principally associated with credit related loss events. For the third quarter of 2001, the Company's combined ratio was 84.0 percent as compared to
78.9 percent for the same period in 2000. Investment income declined five percent to $7.1 million due to the impact of lower investment yields and reduced invested assets primarily associated with increased dividend payments to shareholders. Interest expense declined $1.0 million to $0.8 million due to declining interest rates and lower outstanding debt levels.

"Overall our underwriting results for the third quarter were consistent with our expectations. Production trends remained generally positive with stable submission activity and an improving pricing environment. Incurred loss trends generally remain unfavorable in the surety industry due to current economic and credit conditions," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety. "Although the current economic outlook will create additional challenges for CNA Surety in the short term, market conditions are improving rapidly from both a pricing and underwriting standpoint, particularly on larger risks. These changes are being driven by reduced underwriting capacity in both the primary and reinsurance markets as industry participants reassess exposures and expected risk adjusted returns on capital. We believe CNA Surety is strategically and financially well positioned to capitalize on the dynamic changes in the underlying industry fundamentals."

Net income was $36.3 million, or 85 cents per share, for the first nine months of 2001 compared to $41.6 million, or 97 cents per share, for the same period in 2000. Operating earnings were $36.0 million, or 84 cents per share, for the first nine months of 2001 compared to $41.8 million, or 98 cents per share, for the same period in 2000. The decreases in net income and operating earnings were primarily attributable to the aforementioned reduced underwriting and investment income which was partially offset by the favorable impact of decreased interest expense. Underwriting income declined $9.9 million, or 20 percent, primarily due to higher incurred losses. For the first nine months of 2001, the Company's combined ratio was 82.8 percent compared to 77.5 percent for the same period of last year.

For the third quarter of 2001, gross written premiums increased 11 percent to $88.0 million. Gross written premiums for contract surety increased 12 percent for the quarter to $48.7 million, primarily due to continued strength in public construction nationwide, particularly highway and road, airport and school related projects. Gross written premiums for commercial surety increased 10 percent to $32.5 million primarily due to increases in the large commercial segment which benefited from pricing actions. For the third quarter of 2001, net written premiums increased 12 percent to $84.1 million with contract surety and

                                     -more-
commercial surety up 15 percent and eight percent, respectively, reflecting the aforementioned gross production changes. Ceded written premiums decreased $0.3 million to $3.9 million for the quarter compared to the same period of 2000.

Effective January 1, 2001, the Company began recording written premium on the effective date of the bond, rather than recording on the date the bond is processed ("processed premium"). This change did not impact the recognition of net earned premium but did impact gross written premiums. For the first nine months of 2001, gross written premiums increased three percent to $249.3 million even after the $7.6 million gross written premium reduction due to this change and the discontinuance of the CNA Re assumed international credit and surety business of $6.0 million. Core direct gross processed premiums (gross processed premiums, excluding international reinsurance business assumed from CNA Re) increased nine percent to $256.9 million. Contract surety and commercial surety premiums increased 10 percent and seven percent, respectively. These increases were primarily due to continued strength in public construction spending for contract surety and increased large commercial account activity.

Gross written premiums for contract surety increased ten percent for the first nine months of 2001 to $135.0 million. Core direct commercial surety premiums were unchanged at $92.9 million. For the first nine months of 2001, net written premiums increased two percent to $237.5 million reflecting the aforementioned gross production changes partially offset by higher reinsurance costs. Ceded written premiums increased $2.0 million to $11.7 million for the first nine months of 2001 compared to the same period of last year.

Underwriting income for the third quarter ended September 30, 2001 decreased $2.4 million, or 16 percent, to $13.1 million. The Company's loss and combined ratios were 20.8 percent and 84.0 percent, respectively, for the third quarter of 2001 compared with loss and combined ratios for the comparable 2000 quarter of 15.9 percent and 78.9 percent, respectively. The loss and combined ratios for the quarter ended September 30, 2001 include net adverse loss reserve development of $0.5 million compared with net favorable loss reserve development of $2.9 million for the comparable 2000 quarter. The expense ratio of 63.2 percent in the third quarter of 2001 was comparable with the expense ratio of
63.0 percent in 2000.

For the first nine months of 2001, underwriting income decreased $9.9 million, or 20 percent, to $40.8 million. The loss and combined ratios were 21.0 percent and 82.8 percent, respectively, for the first nine months of 2001, compared to
17.3 percent and 77.5 percent, respectively, for the same period in 2000. The loss and combined ratios for the first nine months of 2001 and the comparable period of 2000 include net adverse loss reserve development of $0.4 million and net favorable loss reserve development of $6.8 million, respectively. The expense ratio increased to 61.8 percent for the first nine months of 2001 compared to 60.2 percent for the same period in 2000, primarily due to higher reinsurance costs and technology related expenditures.

In calendar 2001, the Company has repurchased 10,000 of its shares at an aggregate cost of $0.1 million. As of September 30, 2001, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on October 30, 2001. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at http://www.cnasurety.com/ or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available at 11:00 a.m. Central time from October 30 to 11:00 a.m. November 6, 2001 by dialing 800-839-6713 using passcode 4604973.




                                      # # #






-- Chart Follows--                     -3-

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                              ----------------------    ----------------------
                                                 2001         2000         2001         2000
                                              ---------    ---------    ---------    ---------
OPERATING RESULTS:

Gross written premiums                        $  87,991    $  79,393    $ 249,257    $ 242,424
                                              =========    =========    =========    =========
Net written premiums                          $  84,058    $  75,126    $ 237,509    $ 232,715
                                              =========    =========    =========    =========

Revenues:
  Net earned premiums                         $  81,931    $  73,541    $ 237,530    $ 224,782
  Net investment income                           7,088        7,428       22,303       21,896
  Net realized investment gains (losses)            367          (39)         530          191
                                              ---------    ---------    ---------    ---------
     Total revenues                              89,386       80,930      260,363      246,869
                                              ---------    ---------    ---------    ---------

Expenses:
  Net losses and loss adjustment expenses        17,068       11,683       49,967       38,943
  Net commissions, brokerage and
       other underwriting                        51,748       46,325      146,769      135,158
  Interest expense                                  803        1,809        3,348        5,159
  Non-recurring charge                             --           --           --            500
  Amortization of intangible assets               1,525        1,525        4,573        4,573
                                              ---------    ---------    ---------    ---------
     Total expenses                              71,144       61,342      204,657      184,333
                                              ---------    ---------    ---------    ---------

Income before income taxes                       18,242       19,588       55,706       62,536
Income taxes                                      6,228        6,250       19,405       20,978
                                              ---------    ---------    ---------    ---------
NET INCOME                                    $  12,014    $  13,338    $  36,301    $  41,558
                                              =========    =========    =========    =========

Basic earnings per common share               $    0.28    $    0.31    $    0.85    $    0.97
                                              =========    =========    =========    =========

Diluted earnings per common share             $    0.28    $    0.31    $    0.85    $    0.97
                                              =========    =========    =========    =========
Basic weighted average shares outstanding        42,758       42,909       42,736       42,922
                                              =========    =========    =========    =========
Diluted weighted average shares outstanding      42,945       43,001       42,939       43,056
                                              =========    =========    =========    =========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                    $  12,014    $  13,338    $  36,301    $  41,558
Net realized investment (gains) losses             (239)          25         (345)        (124)
Non-recurring charge                               --           --           --            325
                                              ---------    ---------    ---------    ---------
Operating earnings                            $  11,775    $  13,363    $  35,956    $  41,759
                                              =========    =========    =========    =========


DILUTED PER SHARE DATA:
Net income                                       $0. 28    $    0.31    $    0.85    $    0.97
Net realized investment (gains) losses            (0.01)        --          (0.01)        --
Non-recurring charge                               --           --           --           0.01
                                              ---------    ---------    ---------    ---------
OPERATING EARNINGS                               $0. 27    $    0.31    $    0.84    $    0.98
                                              =========    =========    =========    =========
DIVIDENDS PAID PER SHARE                      $    0.15    $    0.08    $    0.39    $    0.24
                                              =========    =========    =========    =========


----------
See notes to Press Release Investor Data on page 5.




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


CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                               THREE MONTHS ENDED      NINE MONTHS ENDED
                                                  SEPTEMBER 30,            SEPTEMBER 30,
                                              --------------------    --------------------
                                                2001        2000        2001        2000
                                              --------    --------    --------    --------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                   $ 48,655    $ 43,512    $134,999    $123,079
   Commercial                                   32,510      29,446      92,933      98,932
   Fidelity and other                            6,826       6,435      21,325      20,413
                                              --------    --------    --------    --------
                                                87,991      79,393     249,257     242,424
                                              ========    ========    ========    ========
Net written premiums:
  Contract                                    $ 45,722    $ 39,630    $125,001    $114,106
  Commercial                                    31,510      29,058      91,183      97,727
  Fidelity and other                             6,826       6,438      21,325      20,882
                                              --------    --------    --------    --------
                                              $ 84,058    $ 75,126    $237,509    $232,715
                                              ========    ========    ========    ========

Net earned premiums                           $ 81,931    $ 73,541    $237,530    $224,782
Net losses and loss adjustment expenses (1)     17,068      11,683      49,967      38,943
Net commissions, brokerage and other
      underwriting expenses                     51,748      46,325     146,769     135,158
                                              --------    --------    --------    --------
Underwriting income                           $ 13,115    $ 15,533    $ 40,794    $ 50,681
                                              ========    ========    ========    ========

Loss ratio (1)                                    20.8%       15.9%       21.0%       17.3%
Expense ratio                                     63.2        63.0        61.8        60.2
                                              --------    --------    --------    --------
Combined ratio (1)                                84.0%       78.9%       82.8%       77.5%
                                              ========    ========    ========    ========

CASH FLOW DATA:

Net cash provided by operations               $ 23,633    $ 30,165    $ 36,018    $ 68,796



                                    SEPTEMBER 30,        December 31,
CONSOLIDATED BALANCE SHEET DATA:        2001                 2000
                                    ------------         -----------

Invested assets and cash              $560,936            $555,975
Intangible assets, net                 145,310             149,882
Total assets                           968,729             950,568

Insurance reserves                     422,946             406,636
Long-term debt                          76,195             101,556
Total stockholders' equity             396,868             374,032

Book value per share                  $   9.28            $   8.76
Outstanding shares                      42,753              42,702
                                      ========            ========

----------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were an addition of $526, or 0.6 % and a reduction of $2,878 or 3.9 % for three months ended September 30, 2001 and 2000, and an addition of $371, or 0.2 % and a reduction of $6,756 or 3.0% for nine months ended September 30, 2001 and 2000, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



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